   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 2000
                          REGISTRATION NO. 333-47166
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                AMENDMENT No. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                           EAGLE FOOD CENTERS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                                               36-3548019
     (STATE OR OTHER JURISDICTION OF                           (IRS EMPLOYER
     INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NO.)


                   RT. 67 & KNOXVILLE RD., MILAN, IL    61264
             (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

          S. PATRIC PLUMLEY, RT. 67 & KNOXVILLE RD., MILAN, IL 61264
                   (NAME AND ADDRESS OF AGENT FOR SERVICE)
                                (309) 787-7730
        (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPY TO:
        BEVERLY EVANS, 666 WALNUT, SUITE 2500, DES MOINES, IOWA 50309
                              (NAME AND ADDRESS)
                                (515) 288-2500
                              (TELEPHONE NUMBER)

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE
                             FOLLOWING BOX. [ ]

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A
 DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF
   1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR
          INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

   IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT OF 1933, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF
   THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

   IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c)
    UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE
              REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

  IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434,
                     PLEASE CHECK THE FOLLOWING BOX. [ ]

         ------------------------------------------------------------
                       CALCULATION OF REGISTRATION FEE
         ------------------------------------------------------------

 TITLE OF EACH                             PROPOSED           PROPOSED
CLASS SECURITIES      AMOUNT TO BE      MAXIMUM OFFERING   MAXIMUM AGGREGATE      AMOUNT OF
TO BE REGISTERED       REGISTERED       PRICE PER UNIT     OFFERING PRICE      REGISTRATION FEE
----------------      ------------      --------------     -----------------   ----------------
COMMON STOCK            1,930,420         $1.03(1)          $1,988,333            (2)
SENIOR NOTES                                               $85,000,000            (2)
   TOTAL                                                                          (2)

          (1) BASED ON THE AVERAGE HIGH AND LOW SALES PRICES ON THE NASDAQ NATIONAL MARKET ON SEPTEMBER 26, 2000.

          (2) THE REGISTRATION FEE WAS PAID IN CONNECTION WITH THE INITIAL FILING OF THE REGISTRATION STATEMENT BY THE REGISTRANT ON OCTOBER 2, 2000.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
    SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a)
     OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
                          SECTION 8(a), MAY DETERMINE.
================================================================================


      The information in this prospectus is not complete and may be changed. The securities have been issued, in reliance on section 3(7) of the Securities Act of 1933, prior to the date the registration statement filed with the Securities and Exchange Commission becomes effective. The Company has issued these securities pursuant to the terms of the First Amended Reorganization Plan of Eagle Food Centers, Inc., dated April 17, 2000 confirmed by the "Findings of Fact, Conclusions of Law , and Order Under 11 U.S.C. Sections 1129(a) and (b) and Fed. R. Bank. P. 3020 Confirming First Amended Reorganization Plan of Eagle Food Centers, Inc." This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                           EAGLE FOOD CENTERS, INC.

                    1,930,420 Shares of Common Stock
             $85,000,000 in 11% Senior Notes due April 15, 2005

      As previously reported in our March 15, 2000 Report, on February 29, 2000 we filed a Voluntary Petition under Chapter 11 of the Bankruptcy Code (the "Petition") with the United States Bankruptcy Court for the District of Delaware. This prospectus has been prepared to register securities issued in accordance with the terms of the First Amended Reorganization Plan of Eagle Food Centers, Inc., dated April 17, 2000 (the "Plan") confirmed by the "Findings of Fact, Conclusions of Law, and Order Under 11 U.S.C. Sections 1129(a) and (b) and Fed. R. Bank. P. 3020 Confirming First Amended Reorganization Plan of Eagle Food Centers, Inc." (the "Confirmation Order"), entered by the Court on July 7, 2000. 1,930,420 shares of our common stock and $85,000,000 in 11% Senior Notes due April 15, 2005 (the "Notes") have been issued to holders of our 8 5/8% Senior Notes Due April 15, 2000 issued and outstanding under an indenture, dated April 26, 1993 between the Company and U.S. Bank Trust National Association ("U.S. Bank Trust N.A.") as trustee (the "Old Notes"). The shares of common stock and the Notes were issued under the terms of the Plan to holders of the Old Notes and we will not receive any cash proceeds from the issuance of the shares or the Notes or from the proceeds from any subsequent sale of such securities by the holders. We have agreed to bear the expenses of registration of the securities by this prospectus. In this prospectus, we refer to the holders of the Old Notes and the holders of the Notes simply as the "Note Holders."

      Shares of Eagle common stock are currently listed on the Nasdaq National Market with the symbol: EGLE. The last sale price of the common stock on the Nasdaq National Market on September 26, 2000 was $1.00 per share.

      The shares and Notes registered hereby involve a high level of investment risk. You should invest only if you can afford a complete loss. See "RISK FACTORS" beginning on page 9 of this prospectus.

      Neither the Securities and Exchange Commission (the "Commission") nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.

                        -------------------------------

                The date of this prospectus is September 27, 2000

                              Table of Contents


SUMMARY.....................................................  3
AVAILABLE INFORMATION.......................................  6
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............  7
THE COMPANY.................................................  7
RECENT EVENTS...............................................  8
USE OF PROCEEDS.............................................  9
RISK FACTORS................................................  9
RATIO OF EARNINGS TO FIXED CHARGES.......................... 14
SELLING SECURITY HOLDERS.................................... 14
PLAN OF DISTRIBUTION........................................ 20
DESCRIPTION OF THE OFFERING................................. 21
DESCRIPTION OF THE SECURITIES TO BE REGISTERED.............. 21
EXPERTS..................................................... 45
COMMISSION POSITION ON INDEMNIFICATION...................... 46

SUMMARY

      On July 7, 2000, the Bankruptcy Court, with the Honorable Roderick R. McKelvie presiding, entered an order confirming our plan (the Confirmation Order). A copy of the Confirmation Order is attached as Exhibit 99.2 to our Current Report on Form 8-K dated July 24, 2000 and is incorporated into this prospectus by reference. The Plan was consummated on August 7, 2000.

      The primary purpose of the Plan is to realign our capital structure to permit our present operations to continue and allow our future operating prospects to materialize. Without consummation of the Plan, we would not have sufficient funds to meet all of our debt service requirements, particularly our obligations under the Old Notes. The restructuring contemplated by the Plan calls for an extension of the due date of principal payments and a reduction in the principal amount owing to Note Holders by a $15,000,000 cash payment to the Note Holders and the distribution to the indenture trustee for the Notes approximately 15% of the fully diluted Eagle common stock. Two-thirds of the common stock distributed to the trustee is subject to clawback if the Company is sold to a third party or the new Notes are retired prior to October15, 2001, or a clawback of 1/3 of such stock if one of these events happens after October 14, 2001 but prior to October 15, 2002.

      The Old Notes are being exchanged for cash and stock as described above and the 11% Notes due April 15, 2005 in the aggregate principal amount of $85 million (the Notes). The Notes are being issued pursuant to an indenture agreement a copy of which is attached as Exhibit 4.1 to our Current Report on Form 8-K filed on August 17, 2000 and incorporated into this prospectus by reference.

      Under the Plan, current Eagle shareholders were diluted by 15% upon consummation of the Plan, subject to our right to "clawback" certain common stock from the trustee prior to final distribution to the Note Holders.

                                 THE OFFERING

      The common stock offered in this prospectus is described in our Registration Statement filed with the Commission on Form 8-A under Section 12 of the Exchange Act, on July 14, 1989. This description is incorporated into this prospectus by reference. In addition, our ability to declare and pay dividends on the common stock has been limited by the terms of the indenture relating to the Notes and by the terms of our new financing (sometimes referred to as the "New Senior Secured Facility"). A copy of the New Senior Secured Facility is attached as Exhibit 10.2 to our Current Report on Form 8-K filed on August 17, 2000 and incorporated into this prospectus by reference.

      The Notes are described in summary below. See also "Description of the Notes" commencing on page 21 below.

                             Summary of the Notes

Maturity.................   April 15, 2005.

Interest Payment Dates...   Semiannually on April 15 and October 15,
                            commencing October 15, 2000.

Interest Rate............   11% per annum.

Redemption...............   The Notes are redeemable at our option,
                            in whole or in part, at 100% of the
                            principal amount thereof, plus accrued
                            and unpaid interest to the redemption
                            date. The Notes are not entitled to the
                            benefit of any sinking fund.

Ranking..................   The Notes are unsecured senior
                            obligations and rank PARI PASSU with our other unsecured and unsubordinated obligations. Consequently, Eagle cannot incur additional unsecured indebtedness that is contractually senior in right of payment to the Notes but, subject to certain restrictions on the incurrence of indebtedness, can incur additional unsecured indebtedness that is contractually equal or junior in right of payment. Following the distribution of the Notes in partial exchange for the old Notes (the "Exchange"), we will not have any indebtedness that is subordinated or junior in right of payment to the Notes and, although the indenture permits Eagle to incur such subordinated or junior indebtedness, it has no present intention to do so. The
                            Notes will be effectively subordinated
                            to our secured senior indebtedness with
                            respect to the assets securing such
                            secured indebtedness. After giving PRO
                            FORMA effect to the Exchange, as of
                            April 29, 2000, Eagle would have had
                            secured senior indebtedness (including
                            capital leases) of approximately $37
                            million. The indenture permits Eagle to
                            incur $50 million of secured senior
                            indebtedness under a revolving credit
                            facility (under which $2 million is
                            outstanding as of July 31, 2000, and
                            included in the $37 million, above), an
                            unrestricted amount of capital lease
                            obligations (subject, in the case of
                            sale and leaseback transactions, to
                            certain redemption requirements) and
                            certain other secured indebtedness to
                            the extent that a consolidated cash flow test (which would have permitted approximately $175 million of indebtedness bearing interest at an assumed rate of 9% per annum on a PRO
                            FORMA basis for the four full
                            fiscal quarters ending April 29, 2000, excluding nonrecurring items) is met. See "Risk
                            Factors-Ranking of the Notes; Ability to Incur
                            Additional Secured Debt" and "Description of
                            Credit Facilities."

Principal Covenants......   The indenture will restrict, among other
                            things, Eagle's and its Subsidiaries'
                            ability to (i) pledge or dispose of
                            assets, (ii) engage in transactions with affiliates, and (iii) acquire assets.
                            The indenture also restricts our ability to (i) incur additional indebtedness,
                            (ii) receive dividend or other payments
                            from our subsidiaries, (iii) merge or
                            consolidate with or transfer all or
                            substantially all of our assets to
                            another entity and (iv) make
                            distributions on and repurchases of our
                            common stock and certain other
                            "Restricted Payments" which, in the
                            aggregate, would exceed $20 million. In
                            addition, the indenture requires that
                            25% of the proceeds of sale and
                            leaseback transactions be used to redeem the Notes. The indenture also restricts the ability of our subsidiaries to issue additional shares of common stock and will prohibit our subsidiaries from issuing preferred stock or incurring indebtedness. The restrictions referred to in this paragraph will generally not apply to any subsidiary designated as a Joint Venture Subsidiary or to transactions effected in connection with a Change of Control or merger to which the repurchase obligation referred to below applies. See "Description of the Notes."

Repurchase Obligation....   Eagle will offer to repurchase all
                            outstanding Notes at 100% of their
                            principal amount plus accrued interest
                            promptly after the occurrence of a
                            Change in Control (as defined in the
                            indenture) or in the event of a sale or
                            other disposition of Eagle or all or
                            substantially all of its assets that
                            would result in the breach of covenants
                            contained in the indenture, in which
                            case any such transaction will be deemed not to have occurred in violation of any covenant of the indenture. See
                            "Description of the Notes."

      No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with the securities described in this prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by us or the Note Holders. Neither the delivery of this prospectus nor any sale made under this prospectus shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or since the date of any documents incorporated herein by reference. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any state to any person to whom it is unlawful to make such offer in such state.


AVAILABLE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith we file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) containing reports, proxy and information statements and other information of registrants, including us, that file electronically with the Commission. In addition, our common stock is listed on the Nasdaq National Market and similar information concerning us can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

      We have filed with the Commission a registration statement on Form S-3 (the "Registration Statement") (of which this prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Notes and the shares of common stock. This prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the securities being registered, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The documents listed below have been filed by us under the Exchange Act with the Commission and are incorporated herein by reference:

      a. Our Annual Report on Form 10-K for the year ended January 29, 2000;

      b. Our Quarterly Reports on Form 10-Q for the quarters ended April 29, 2000 and July 29, 2000;

      c. Our Current Reports on Form 8-K filed with the Commission on March 15, 2000; July 24, 2000; August 4, 2000 and August 17, 2000; and

      d. The description of common stock contained in our Registration Statement filed with the Commission on Form 8-A under Section 12 of the Exchange Act, on July 14, 1989.

      Each document filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in any applicable prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this prospectus is delivered upon written or oral request. Requests should be directed to Investor Relations, Rt. 67 & Knoxville Rd., Milan, IL 61264, telephone number: (309) 787-7700.

THE COMPANY

      Eagle Food Centers, Inc. is incorporated under the laws of Delaware. Our principal office is located at Route 67 & Knoxville Road, Milan, Illinois, 61264. Our fiscal year ends on the Saturday closest to January 31st.

      We are a leading regional supermarket chain operating 64 supermarkets in the Quad Cities area of Illinois and Iowa, northern, central and eastern Illinois, eastern Iowa and the Chicago/Fox River Valley area under the trade names "Eagle Country Market (R)" and "BOGO's." Our supermarkets offer a full line of groceries, meats, fresh produce, dairy products, delicatessen and bakery products, health and beauty aids and other general merchandise, and in certain stores, prescription medicine, video rental, floral service, in-store banks, dry-cleaners and coffee shops.

      Our typical store carries over 23,000 items, including food, general merchandise and specialty department items. Eagle stores carry nationally advertised brands and an extensive selection of top quality corporate brand products.

      Eagle Country Markets range in size from 16,500 to 67,500 square feet with the majority of the stores ranging from 30,000 to 57,500 square feet. We usually prefer to lease store space from local developers. As of July 29, 2000, we owned nine stores (including one closed store) and leased 56 operating stores and subleased two stores. We lease our central distribution facility under a lease expiring in 2007. Our central distribution facility contains a total of 935,332 square feet of space.

      As of July 29, 2000, we had approximately 4,750 associates, 300 of whom were management and administrative associates and 4,450 of whom were hourly associates. Of the hourly associates, substantially all are represented by 18 collective bargaining agreements with 7 separate locals associated with two international unions.

      We use various trademarks and service marks in our business. The most important are the "Eagle Country Market(TM)", "5-Star Meats(R)", "Lady Lee(R)", "Eagle Savers' Card(TM)" and "Harvest Day(R)" trademarks, and the "Eagle(R)" and "Eagle Country Market(R)" service marks. Each of these trademarks is federally registered. We have entered into a Trademark License Agreement with our former parent, Lucky Stores, Inc.. This Trademark License Agreement gives us royalty-free use of the "5-Star Meats(R)", "Lady Lee(R)" and "Harvest Day(R)" trademarks until July 2005 only in the states of Illinois, Indiana, Iowa, Michigan, Ohio, Wisconsin, Kentucky and Minnesota. Lucky Stores, Inc. has agreed not to grant to any other person the right to use such trademarks in the states of Illinois, Indiana and Iowa during the period of this license.

RECENT EVENTS

      On April 19, 1993, Eagle issued $100 million in principal amount of Old Notes that were due April 15, 2000. The Old Notes bore interest at the rate of 8 5/8% per annum. In early fiscal year 1999, we determined we likely would not be able to pay the Old Notes as they became due. For this reason, we began negotiating with our creditors, including Note Holders with some of the larger holdings of Old Notes, to restructure our obligations. Our negotiations with our creditors resulted in the filing of a Voluntary Petition under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware. We have filed a reorganization plan with the Court. The Court confirmed our First Amended Reorganization Plan on July 7, 2000. We reference the reorganization plan throughout this document simply as the "Plan."

      The primary purpose of the Plan was to realign our capital structure to permit our present operations to continue and allow our future operating prospects to materialize.

Without consummation of the Plan, we would not be able to meet all of our obligations, particularly our obligations under the Old Notes. The restructuring contemplated by the Plan provided for an extension of the due date of principal payments and a reduction in the principal amount of the Old Notes via an aggregate cash payment to the Note Holders in the amount of $15 million. The restructuring also provided for distribution of shares of common stock to the holders of the Old Notes. Our Old Notes were exchanged for the $15 million cash, the shares of common stock and the new 11% Notes due April 15, 2005 in the aggregate principal amount of $85 million.

      The Plan also allowed us to take advantage of certain favorable provisions of the Bankruptcy Code in order to close various stores and reject our most burdensome real property leases. Thus, the restructuring also will strengthen Eagle's balance sheet by eliminating unprofitable stores and reducing onerous lease obligations on a going forward basis. In conjunction with, and as an integral part of, the Chapter 11 Case, we have streamlined our operations and decreased our continuing operating expenses by closing 19 underperforming stores, selling one underperforming store, and reducing the costs associated with the leases for such stores and certain other previously closed stores. The Plan and the offering of the Notes and common stock are more completely described in the Disclosure Statement attached as Exhibit 99.1 to our Current Report on Form 8-K, filed with the Commission on July 24, 2000, and incorporated herein by this reference.

      The Plan was consummated on August 7, 2000.

USE OF PROCEEDS

      The securities issued under this prospectus will be exchanged with the Old Notes. We will receive no other proceeds. We will not receive any of the proceeds if any of the securities that are the subject of this prospectus are subsequently sold. We have agreed to bear certain expenses of registration of these shares and Notes under federal and state securities laws.

RISK FACTORS

      Investors should carefully consider the following risk factors in evaluating an investment in the securities described in this prospectus. This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements in this prospectus and statements incorporated by reference into this prospectus, other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may," "will," "expects," "plans," "anticipates," "estimates," "potential," or "continue," or the negative thereof or other comparable terminology. Our actual results may differ materially from those projected, assumed or implied in these forward-looking statements because of risks and uncertainties, including risks and uncertainties described in the risk factors below and elsewhere in this prospectus. We assume no obligation to update any such forward-looking statement.

      Our operating results may fluctuate because of a number of factors, many of which are beyond our control. The list of risk factors below is not complete. You are encouraged to review our Annual Report on Form 10-K and the Disclosure Statement attached as Exhibit 99.1 to our Current Report on Form 8-K, filed on July 24, 2000, for further information regarding risks associated with our business and with investment in our securities.

      If our operating results are below the expectations of public market analysts or investors, then the market price of our common stock could decline. Some of the factors that affect our quarterly and annual results, but which are difficult to control or predict are:

      COMPETITION

      The retail supermarket business is highly competitive. Eagle competes directly with national, regional and local chains as well as independent supermarkets, warehouse stores, membership warehouse clubs, supercenters, limited assortment stores, discount drug stores and convenience stores. We also compete with local food stores, specialty food stores (including bakeries, fish markets and butcher shops), restaurants and fast food chains. The principal competitive factors include store location, price, service, convenience, product quality and variety. The number and type of competitors vary by location, and Eagle's competitive position varies according to the individual markets in which Eagle operates.

      Eagle's principal competitors operate under the trade names of Cub, Dominicks, Hy-Vee, Jewel Osco, Kmart, Kroger, Shop-N-Save, Target and Wal-Mart (Supercenters and Sam's Clubs). We believe our principal competitive advantages are our value perception, the attractive Eagle Country Market store format, concentration in certain markets and expansion of service and product offerings. Eagle is, and will continue to be, at a competitive disadvantage to some of its competitors because it has unionized associates. In addition, supercenters continue to open in markets served by Eagle. Not only does this format add new grocery square footage to the market, but it offers traditional grocery products at low prices to attract customers to the location with the intent to draw them to the general merchandise side of the store. These new competitors operate at a significant cost advantage to supermarkets by using mostly part-time, non-union employees.

      INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS

      The Disclosure Statement attached as Exhibit 99.1 to our Current Report on Form 8-K, filed on July 24, 2000, includes financial projections. These financial projections cover Eagle's operations through the period ending January 2003. These projections are based on numerous assumptions that are an integral part of the projections, including confirmation and consummation of the Reorganization Plan in accordance with its terms, our anticipated future performance, industry performance, general business and economic conditions, competition, adequate financing, absence of material contingent or unliquidated litigation or other similar claims, and other matters, many of which are beyond our control and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring after the date of this prospectus may affect the actual financial results of our operations. These variations may be material and may adversely affect our ability to meet our obligations. Because the actual results achieved throughout the periods covered by the projections may vary from the projected results, the projections should not be relied upon as a guaranty, representation, or other assurance of the actual results that will occur. Neither the Company's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial statements contained in the Disclosure Statement attached as Exhibit 99.1 to our Current Report on Form 8-K, filed on July 24, 2000, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for and disclaim any association with, the prospective financial statements.

      RISKS ASSOCIATED WITH NEW SENIOR SECURED FACILITY

      Eagle's operations are dependent on the availability and cost of working capital financing and may be adversely affected by any shortage or increased cost of such financing. Effective August 7, 2000, Eagle entered into an Amended and Restated Loan and Security Agreement with Congress Financial Corporation to provide credit up to $40 million (the "New Senior Secured Facility"). The New Senior Secured Facility is described more fully in the Disclosure Statement attached as Exhibit 99.1 to our Current Report on Form 8-K, filed on July 24, 2000, and is attached as Exhibit 10.2 to our Current Report on Form 8-K, filed on August 17, 2000. That financing is secured by a first priority lien on Eagle's inventory, subject only to a contractual subordination to SuperValu in such inventory. We anticipate that this financing will be used to (a) fund the Plan and (b) provide working capital. This financing will mature on August 2002 and it contains substantially the same terms and conditions as prior financing with Congress Financial Corporation.

      We believe that substantially all of Eagle's needs for funds necessary to consummate the Plan and for working capital financing after consummation of the Plan will be met by projected operating cash flow and the New Senior Secured Facility. It is possible, however, that we will not be able to meet all of the conditions and covenants in the new financing. If Eagle requires working capital greater than that provided by this new financing, it may be required either to
(a) seek to increase the availability under the New Senior Secured Facility, (b) obtain other sources of financing or (c) curtail operations. Some of the factors which may affect the amount of financing required to consummate the Plan include, without limitation, a delay in consummating the Plan and Eagle's ability to reject leases and limit claims against the estate. We believe that the recapitalization to be accomplished through the Plan will facilitate Eagle's ability to obtain additional or replacement working capital financing. No assurance can be given, however, that any additional replacement financing will be available on terms that are favorable or acceptable to Eagle. Moreover, there can be no assurance that Eagle will be able to obtain an acceptable financing upon expiration of the New Senior Secured Facility.

      PAYMENT OF NEW SENIOR NOTES

      Eagle does not expect to generate sufficient cash from operations to enable Eagle to satisfy the Notes at maturity. Payment on the Notes at maturity likely will be dependent upon our ability to refinance the indebtedness under the Notes or to raise additional equity capital.

      UNIMPAIRED CLAIMS

      Claims against Eagle that are impaired are the claims set forth in Classes 4, 5 and 6 of the Plan. All other claims against Eagle have been left unimpaired under the Plan. The unimpaired claims include, but are not limited to, certain claims of employees for severance/retirement obligations, contingent liabilities relating to indemnification, certain indemnification claims of current and former directors and officers assumed pursuant to the Plan, certain litigation claims, certain claims arising out of services rendered and goods sold and certain other contingent and unliquidated obligations. To the extent such claims are required to be reflected on financial statements, we believe our financial statements and projected financial statements properly reflect these claims in accordance with generally accepted accounting principles. However, the actual amount of such claims may materially differ from those in the financial statements and projections. Many unimpaired claims are of an off-balance-sheet nature and our liability for such claims cannot be and has not been estimated. Unimpaired claims may exist that are unknown to us. We have taken no action in the Chapter 11 Case to estimate, disallow, liquidate or otherwise cap or quantify any unimpaired claims except with respect to those claims arising in connection with the rejection of certain nonresidential real property leases. Our liability for unimpaired claims after our emergence from Chapter 11 will not have been reduced or otherwise affected by the Chapter 11 Case or the Plan. There can be no assurance that our financial position and results of operations after emergence from Chapter 11 pursuant to the Plan won't be materially and adversely affected by unimpaired claims.

      DIVIDENDS

      We do not anticipate that any dividends will be paid with respect to the common stock in the near term. Our ability to declare and pay dividends is restricted by the terms of the indenture relating to the Notes and by the New Senior Secured Facility.

      CERTAIN INDEMNIFICATION RISKS

      As set forth in Article IV.H of the Disclosure Statement, "Lucky Notice of Indemnification" and in Article V.B.2(c) of the Disclosure Statement, Lucky had unliquidated indemnification claims against Eagle as a result of Eagle's rejection of certain nonresidential real property leases. We have reached an agreement with Lucky by which we will be responsible for a portion of any such indemnification claims for which Lucky may become liable.

      CERTAIN TAX CONSIDERATIONS

      THERE ARE A NUMBER OF MATERIAL INCOME TAX CONSIDERATIONS, RISKS AND UNCERTAINTIES ASSOCIATED WITH CONSUMMATION OF THE PLAN. INTERESTED PARTIES SHOULD READ CAREFULLY THE DISCUSSION

SET FORTH IN THE SECTION OF THE DISCLOSURE STATEMENT (ATTACHED AS EXHIBIT 99.1 TO OUR 8-K OF JULY 24, 2000), ENTITLED "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN" FOR A DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES AND RISKS FOR HOLDERS OF CLAIMS AND INTERESTS RESULTING FROM THE TRANSACTIONS OCCURRING IN CONNECTION WITH THE PLAN.

      OUR STOCK PRICE IS VOLATILE

      The market price of our common stock has fluctuated significantly to date. Trading was halted February 29, 2000 with the filing of our Petition under Chapter 11 of the Bankruptcy Code. Trading resumed August 10, 2000. In the future, the market price of our common stock and the Notes could be subject to significant fluctuations due to general market conditions and in response to quarter-to-quarter variations in our anticipated or actual operating results; conditions in the retail food market; the commencement of litigation; changes in estimates of our performance by securities analysts; and announcements of merger or acquisition transactions.

      In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have affected the market prices of many high technology companies, particularly semiconductor companies, and that have often been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may harm the market price of our securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

                     Fiscal Quarter Ended                               Fiscal Year Ended
                    ----------------------   --------------------------------------------------------------
                    4/29/2000     5/1/1999   1/29/2000     1/30/1999      1/31/1998      2/1/1997  2/3/1996

Ratio of
earnings/(loss)
to fixed            (3.7122)      0.5140     0.5417        0.6710         1.3763         1.2445    (0.1826)
charges




      For purposes of calculating the ratios, fixed charges consist of interest on debt, accretion of discount on debt and the interest portion of rental expense on capital leases. The ratio of earnings to fixed charges has been calculated as follows: [(income before nonrecurring charges and income taxes) + (fixed charges) - (capitalized interest)] / (fixed charges). See Exhibit 12.1 attached to this prospectus and incorporated by reference.

SELLING SECURITY HOLDERS

      The following table provides information with respect to the common stock and the principal amounts of Notes held by each Note Holder as of July 14, 2000, the record date for the exchange of the Old Notes with the Notes. The table is based on information provided by or on behalf of the Note Holders. The Note Holders may from time to time offer and sell any or all of the common stock and/or the Notes under this prospectus. The term "Note Holders," for purpose of this section, includes their transferees, pledgees or donees or their successors.


                                                                         Common Stock Beneficially     Notes Beneficially Owned
                                                                               Owned and Offered              and Offered
                                                                      -----------------------------------------------------------
                                                                          Number                     Principal
Name                                                                  of Shares(1)    Percentage(2)    Amount       Percentage(3)
----------------------------------------------------                  ------------    -------------  ----------     -------------
Advanced Clearing, Inc.                                                    905              *            39,950           *
Advest, Inc.                                                               482              *            21,250           *
American Enterprise Investment Services Inc.                                38              *             1,700           *
Associated Bank Green Bay, National Association                            386              *            17,000           *
Bank of New York (The)                                                 233,713              1.8%     10,290,950          12.1%
Bankers Trust Company                                                    1,447              *            63,750           *
Bear, Stearns Securities Corp.                                          39,708              *         1,747,450           2.1%
BNP Paribas, New York Branch                                               752              *            33,150           *
BNY Clearing Services LLC                                              528,298              4.1%     23,261,950          27.4%
The Bank of New York/Duncan Williams Inc.                                  386              *            17,000           *
Boston Safe Deposit and Trust Company                                    4,246              *           187,000           *
Bradford (J.C.) & Co.                                                      772              *            34,000           *
Brown Brothers Harriman & Co.                                            1,930              *            85,000           *
Brown & Company Securities Corporation                                     482              *            21,250           *
BT Alex. Brown Incorporated                                              6,312              *           277,950           *
Butler, Wick & Co., Inc.                                                 1,351              *            59,500           *
Chase Bank of Texas, N.A.                                              179,529              1.4%      7,905,000           9.3%




                                                                         Common Stock Beneficially         Notes Beneficially Owned
                                                                               Owned and Offered                  and Offered
                                                                      ------------------------------------------------------------
                                                                          Number                        Principal
Name                                                                  of Shares(1)       Percentage(2)    Amount     Percentage(3)
----------------------------------------------------                  ------------       -------------  ----------   -------------
Chase Manhattan Bank                                                   161,672                 1.3%      7,118,750         8.4%
Chase Manhattan Bank, Trust                                                965                 *            42,500         *
Charles Schwab & Co., Inc.                                              37,836                 *         1,666,000         2.0%
CIBC World Markets Corp.                                                 5,945                 *           261,800         *
Citibank/Private Banking Division                                        5,598                 *           246,500         *
Crowell, Weedon & Co.                                                      193                 *             8,500         *
Dain Rauscher Incorporated                                              10,733                 *           472,600         *
Davidson (D.A.) & Co., Inc.                                              3,320                 *           146,200         *
Donaldson, Lufkin and Jenrette Securities Corporation                   36,755                 *         1,618,400         1.9%
E*Trade Securities, Inc.                                                 5,791                 *           255,000         *
A.G. Edwards & Sons, Inc.                                               10,057                 *           442,850         *
Fahnestock & Co., Inc.                                                     675                 *            29,750         *
Fiduciary Trust Company International                                      193                 *             8,500         *
Firstar Bank, N.A.                                                         154                 *             6,800         *
Firstar Bank Missouri, National Association                                386                 *            17,000         *
Fiserv Securities, Inc.                                                    868                 *            38,250         *
First Clearing Corporation                                               3,860                 *           170,000         *
First Union National Bank                                                  579                 *            25,500         *
Fiserv Correspondent Services, Inc.                                        482                 *            21,250         *
Goldman, Sachs & Co.                                                    23,165                 *         1,020,000         1.2%
J.J.B. Hilliard, W.L. Lyons, Inc.                                          193                 *             8,500         *
Howe Barnes Investments, Inc.                                               96                 *             4,250         *
IAA Trust Company                                                          193                 *             8,500         *
Ing Barings LLC                                                         12,567                 *           553,350         *



                                                                         Common Stock Beneficially      Notes Beneficially Owned
                                                                               Owned and Offered               and Offered
                                                                      ----------------------------------------------------------
                                                                          Number                     Principal
Name                                                                  of Shares(1)   Percentage(2)    Amount       Percentage(3)
----------------------------------------------------                  ------------   -------------  ----------     -------------
Janney Montgomery Scott Inc.                                               482             *            21,250           *
Edward D. Jones & Co.                                                    3,513             *           154,700           *
Keybank National Association                                               675             *            29,750           *
LaSalle National Bank                                                    3,860             *           170,000           *
Legg Mason Wood Walker, Inc.                                             4,806             *           211,650           *
Lehman Brothers, Inc.                                                    1,158             *            51,000           *
Lewco Securities Corp.                                                   1,216             *            53,550           *
Linsco/Private Ledger Corp.                                              7,779             *           342,550           *
McDonald Investments Inc.                                                7,914             *           348,500           *
Mercantile-Safe Deposit & Trust Company                                 15,925             *           701,250           *
Mesirow Financial, Inc.                                                     96             *             4,250           *
Miller, Johnson & Kuehn, Inc.                                            2,567             *           113,050           *
Merrill Lynch, Pierce Fenner & Smith Safekeeping                        75,962             *         3,344,750           3.9%
Morgan, Keegan & Company, Inc.                                           3,609             *           158,950           *
Morgan Stanley & Co. Incorporated                                        4,826             *           212,500           *
Murphy & Durieu                                                            714             *            31,450           *
National Financial Services Corporation                                  8,107             *           357,000           *
National Investor Services Corp.                                         3,802             *           167,450           *
Norwest Investment Services, Inc.                                          868             *            38,250           *
Northern Trust Company (The)                                            22,991             *         1,012,350           1.2%
Olde Discount Corporation                                                  810             *            35,700           *
Paine Weber Incorporated                                                11,042             *           486,200           *



                                                                         Common Stock Beneficially      Notes Beneficially Owned
                                                                               Owned and Offered              and Offered
                                                                      ----------------------------------------------------------
                                                                          Number                     Principal
Name                                                                  of Shares(1)    Percentage(2)    Amount      Percentage(3)
----------------------------------------------------                  ------------    -------------  ----------    -------------

Prudential Securities Incorporated                                      19,883              *           875,500          1.0%
Baird (Robert W.) & Co. Incorporated                                       675              *            29,750          *
Ragen Mackenzie Incorporated                                             1,351              *            59,500          *
Raymond, James & Associates, Inc.                                        4,324              *           190,400          *
Smith, Moore & Co.                                                         965              *            42,500          *
Salomon Smith Barney Inc.                                              266,533              2.1%     11,735,950         13.8%
Scottrade, Inc.                                                            193              *             8,500          *
Southwest Securities, Inc.                                              37,546              *         1,653,250          1.9%
Stifel, Nicolaus & Company Incorporated                                 46,812              *         2,061,250          2.4%
Swiss American Securities Inc.                                           1,930              *            85,000          *
U.S. Bancorp Piper Jaffray Inc.                                            772              *            34,000          *
Fleet Securities, Inc.                                                   5,617              *           247,350          *
Wayne Hummer Investments L.L.C.                                            772              *            34,000          *
Wachovia Securities, Inc.                                                  289              *            12,750          *
Wedbush Morgan Securities, Inc.                                          2,026              *            89,250          *
Dean Witter Reynolds, Inc.                                               9,323              *           410,550          *


      * less than 1%

      (1) one-third of these shares have been distributed to the Note Holders directly and two-thirds of the shares have been distributed to the trustee to be held in trust for the benefit of the Note Holders in accordance with the terms of the indenture for the Notes between Eagle and U.S. Bank Trust N.A., as trustee, and an Escrow Agreement, dated as of August 7, 2000 among Eagle, U.S. Bank Trust N.A., as trustee under the indenture, and U.S. Trust N.A. as escrow agent.

      (2) Based on 12,869,468 shares of Eagle common stock outstanding.

      (3) Based on $85,000,000 principal amount of Notes outstanding.

      The common stock and Notes described in this prospectus have been issued to the Note Holders under our Plan in connection with our emergence from Chapter 11 bankruptcy proceedings.

PLAN OF DISTRIBUTION

      Under Section 1145(a) of the Bankruptcy Code, the issuance of the Notes and common stock being distributed under the Plan in exchange for the Old Notes and the subsequent resale of such securities by entities that are not "underwriters" (as defined in Section 1145(b) of the Bankruptcy Code) are not subject to the registration requirements of Section 5 of the Securities Act of 1933. Because of the complex, subjective nature of the question of whether a particular Note Holder may be an underwriter, we have made no representation concerning the ability of any person to dispose of the Notes or the common stock in reliance upon this exemption.

      This prospectus is part of a registration statement on Form S-3 that is being filed at the request of some of the Note Holders. This prospectus covers the shares of common stock and the Notes issued and being issued under the Plan and the possible subsequent sale by the Note Holders. Registration of the shares of common stock and the Notes does not necessarily mean that any of such securities will be offered and sold by the holders thereof.

      We will not receive any proceeds from any offering by selling Note Holders. The shares of common stock and Notes may be sold from time to time to purchasers directly by any of the selling Note Holders, or donees, pledgees, transferees or other successors in interest thereof. Alternatively, the selling Note Holders, or transferees thereof, may from time to time offer the shares through dealers or agents, who may receive compensation in the form of commissions from the selling Note Holders, or transferees thereof, and/or the purchasers of shares or Notes for whom they may act as agent. The selling Note Holders, or transferees thereof, and any dealers or agents that participate in the distribution of such securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on any such sale and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

      The shares and Notes may be sold by the Note Holders from time to time at varying prices determined at the time of sale or at negotiated prices. In order to comply with the securities laws of certain states, if applicable, such securities may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

      The shares and Notes may also be sold in one or more of the following transactions: (a) block transactions in which a broker-dealer may sell all or a portion of such stock as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (c) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (d) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such securities; and (e) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the selling Note Holders may arrange for other broker-dealers to participate.

DESCRIPTION OF THE OFFERING

      We have distributed to U.S. Bank N.A., as indenture trustee for the Notes, for the benefit of the Note Holders, (i) the Notes, (ii) $15,000,000 in cash, and (iii) 15% of our fully-diluted common stock. Upon exchange of the Old Notes, the trustee is obligated to distribute to each Note Holder his or her pro rata share of the Notes, pro rata share of cash and one-third of his or her pro rata share of the common stock then held by the trustee. The trustee will retain the remaining two-thirds of the common stock for future distribution to the Note Holders or return to us. If Eagle is sold to a third party or the Notes are retired prior to October 15, 2001, the trustee will return to us the remaining two-thirds of the common stock. If Eagle is sold to a third party or the Notes are retired after October 14, 2001, but prior to October 15, 2002, the trustee will return to us one-third of the common stock. If Eagle is not sold to a third party or the Notes are not retired prior to October 15, 2002, no common stock will be returned to us. Any common stock still held by the trustee after all of the above distributions then will be distributed to the Note Holders.

DESCRIPTION OF THE SECURITIES TO BE REGISTERED

      DESCRIPTION OF THE COMMON STOCK

      Approximately 1,930,420 shares of our par value one cent ($0.01) common stock have been issued pursuant to the Plan. As of the date of this prospectus we have outstanding 12,869,468 shares of our common stock, including those issued under the Plan. The description of our common stock contained our Registration Statement filed with the Commission on Form 8-A under Section 12 of the Exchange Act, on July 14, 1989, is incorporated in this prospectus by reference.

      DESCRIPTION OF THE NOTES

      The Notes are issued under an indenture dated as of August 7, 2000 between Eagle and U.S. Bank Trust N. A., as trustee. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. The statements under this caption relating to the Notes and the indenture are summaries and do not purport to be complete, and where reference is made to particular provisions of the indenture, such provisions, including the definition of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. Unless otherwise indicated, references under this caption to sections, "Section" or articles are references to the indenture which has been filed with the Commission as Exhibit 4.1 to our Current Report on Form 8-K filed with the Commission on August 17, 2000.

      GENERAL

      The Notes are unsecured obligations of Eagle in the aggregate principal amount of $85,000,000 and will mature on April 15, 2005. The Notes bear interest at 11% per annum from August 7, 2000, or from the most recent interest payment date to which interest has been paid. Interest is payable semi-annually on April 15 and October 15 of each year, commencing October

15, 2000, to the person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding April 1 or October 1, as the case may be. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. (Sections 301, 307 and 310) At our option, principal of and premium, if any, and interest on the Notes will be payable at the corporate trust office of the trustee or by check mailed to the address of the person entitled thereto as it appears in the note register. (Sections 301, 305 and 1002) In the Exchange, the trustee has received the shares of common stock and has made available to each Note Holder his or her PRO RATA share of the cash and one-third of his or her PRO RATA share of the common stock held by the trustee. The trustee will retain the remaining two-thirds of the common stock for future distribution to the Note Holders or return to us. If Eagle is sold to a third party or the Notes are retired prior to October 15, 2001, the trustee will return to us two-thirds of the common stock. If Eagle is sold to a third party or the Notes are retired on or after October 15, 2001, but prior to October 15, 2002, the trustee will return to us one-third of the common stock. If Eagle is not sold to a third party or the Notes are not retired prior to October 15, 2002, no common stock will be returned to us. Any common stock still held by the trustee on the date will be distributed to the Note Holders. (Section 301)

      The Notes are issued only in fully registered form, without coupons, in denominations of $1.00 and integral multiples thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.(Section 305)

      Initially, the trustee will act as paying agent and registrar. The Notes may be presented for registration of transfer and exchange at the offices of the registrar. (Section 305)

      REDEMPTION

      The Notes are subject to redemption, at our option, in whole or in part, prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each Note Holder to be redeemed at his or her address appearing in the note register, in amounts of $1.00 or an integral multiple of $1.00, at 100% of the principal amount thereof plus accrued interest to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due prior to the date of redemption).

      If less than all the Notes are to be redeemed, the trustee will select, in such manner as it deems fair and appropriate, the particular Notes to be redeemed or any portion thereof that is an integral multiple of $1.00.
(Sections 203, 1101, 1104, 1105 and 1107)

      The Notes do not have the benefit of any sinking fund obligations.

      The occurrence of certain transactions described under the "Change of Control" and "Mergers, Consolidations and Certain Sales and Purchases of Assets" covenants in the indenture can result in our making an Offer to Purchase the Notes. No such transaction will be considered to be a violation of any covenant of the indenture, without regard to whether Note Holders have accepted any such Offer to Purchase their Notes. See the descriptions of "Change of Control" and "Mergers, Consolidations and Certain Sales and Purchases of Assets" below.

      COVENANTS

      The indenture contains, among others, the following covenants:

            LIMITATION ON COMPANY DEBT

      We may not incur any Debt unless, immediately after giving effect to the incurrence of such Debt, our Consolidated Cash Flow Ratio for the preceding four full fiscal quarters would be greater than 2 to 1. "Consolidated Cash Flow Ratio" means generally the ratio of (i) Consolidated Net Income of Eagle and our subsidiaries, plus Consolidated Interest Expense, Consolidated Income Tax Expense and consolidated depreciation and amortization expense, as adjusted for other non-cash charges, to (ii) Consolidated Interest Expense of Eagle and our subsidiaries, plus certain adjustments to reflect certain items of interest expense, all as adjusted in certain events and as more fully described under "Certain Definitions" below.

      Notwithstanding the foregoing limitation, Eagle may incur the following:

      (i) Debt under the New Senior Secured Facility incurred solely to fund our working capital requirements and for general corporate purposes in an aggregate principal amount not to exceed $50 million at any one time outstanding;

      (ii) Debt we owe to any of our wholly owned subsidiaries (but only so long as such Debt is held by a wholly owned subsidiary) or Debt owed by a subsidiary to us or to one of our wholly owned subsidiaries (PROVIDED that such Debt is at all times held by us or one of our wholly owned subsidiaries);

      (iii) Capital Lease Obligations outstanding on August 7, 2000;

      (iv) Capital Lease Obligations relating to property used in our business acquired after the date hereof; and

      (v) renewals, refundings, refinancings or extensions of Debt referred to in the immediately preceding paragraph and in the foregoing clauses (ii), (iii) and (iv) above or of the Notes, in any case in an amount not to exceed the principal amount (or, if such Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, in an amount not greater than such lesser amount) of the Debt or Notes so renewed, refunded, refinanced or extended, PROVIDED that,

            (a) in the case of any renewal, refunding, refinancing or extension of Debt PARI PASSU to the Notes, such renewal, refunding, refinancing or extended Debt is made PARI PASSU or subordinated to the Notes and, in the case of any renewal, refunding, refinancing or extension of Debt subordinated to the Notes, such renewal, refunding, refinancing or extended Debt is made subordinate to the Notes to substantially the same extent as the Debt being renewed, refunded, refinanced or extended and

            (b) in any such case, such renewal, refunding, refinancing or extended Debt does not require the payment of all or a portion of the principal thereof (whether pursuant to repurchase, redemption, repayment, defeasance, retirement, sinking fund payment, payment at stated maturity or otherwise) prior to the final stated maturity of the Debt being refunded or refinanced. (Section 1008)

            LIMITATION ON DEBT AND PREFERRED STOCK OF SUBSIDIARIES.

      We may not permit any of our subsidiaries to incur or suffer to exist any Debt or issue any preferred stock, except (i) Debt owed by a subsidiary to us or a wholly owned subsidiary (provided that such Debt is at all times held by us or a wholly owned subsidiary) or (ii) Debt which becomes an obligation of a subsidiary in accordance with the provisions of the indenture described under "Mergers, Consolidations and Certain Sales and Purchases of Assets" below. (Section 1009) The indenture contains no limitations on the amount of Debt that a Joint Venture Subsidiary may incur or suffer to exist. The term "Joint Venture Subsidiary" is described below under "Certain Definitions."

            LIMITATION ON RESTRICTED PAYMENTS

      We may not make a Restricted Payment (as defined below) if:

      (i) an event of default, or an event that with the lapse of time or the giving of notice, or both, would constitute an event of default, shall have occurred and is continuing,

      (ii) upon giving effect to such Restricted Payment, we could not incur at least $1.00 of additional Debt pursuant to the terms of the indenture described in the first paragraph of "Limitation on Company Debt" above, or

      (iii) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments (net of any repayment of a Restricted Payment under clause
(i)(c) of the definition of Restricted Payment set forth below) made subsequent to the date hereof by us and our subsidiaries and Joint Venture Subsidiaries would EXCEED THE SUM OF:

            (a) 50% (or minus 100% in the event of a deficit) of our cumulative Consolidated Net Income for the period commencing August 1, 2000 and ending on the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment; plus

            (b) 100% of the aggregate net proceeds, including the fair value of property other than cash (determined in good faith by the Board of Directors as evidenced by a resolution of the Board of Directors filed with the trustee), from the issuance after the date hereof of our capital stock (other than Disqualified Stock or capital stock issued as described in clause (c) below) (and, in the event Eagle merges or consolidates with another corporation in a transaction in which the outstanding common stock prior to the transaction is cancelled, the Consolidated Tangible Net Worth of such other corporation), other than to a subsidiary or a Joint Venture Subsidiary, or options, warrants or other rights on our capital stock (other than Disqualified Stock); plus

            (c) the principal amount of Debt that has been converted into our capital stock (other than Disqualified Stock) after the date hereof (or, if such Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, in an amount not greater than such lesser amount).

                  DEFINITION OF RESTRICTED PAYMENT

      (i) Each of the actions described in clauses (i)(a)-(d) below is considered a "Restricted Payment." If any of the conditions described above exist, and unless one or more of the exceptions described in clauses (ii)(a)-(d) below is applicable, we:

            (a) may not directly or indirectly, declare or pay any dividend, or any distribution, in respect of our capital stock or to the holders thereof.

            (b) may not, and may not permit any subsidiary or Joint Venture Subsidiary to, purchase, redeem or otherwise acquire or retire for value,
      (1) any of our capital stock or any securities convertible or exchangeable into shares of our capital stock or (2) any options, warrants or rights to purchase or acquire shares of our capital stock or any securities convertible or exchangeable into shares of our capital stock,

            (c) may not make, or permit any subsidiary, to make any investment (which shall not include any payment of a fee by a Joint Venture Subsidiary to an affiliate for BONA FIDE management or services rendered by such affiliate) in, or payment on a guarantee of any obligation of, any affiliate or Joint Venture Subsidiary, other than Eagle or a wholly owned subsidiary (which is not a Joint Venture Subsidiary) which is a wholly owned subsidiary prior to such Investment, and

            (d) may not, and may not permit any subsidiary or Joint Venture Subsidiary to, redeem, defease, repurchase, retire or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment of our Debt which is subordinate in any respect in right of payment to the Notes.

      (ii) Notwithstanding the foregoing limitations, the following transactions, in an aggregate amount not to exceed $20 million, shall not constitute "Restricted Payments" for purposes of the indenture or the Notes and shall not be subject to any other limitation under the indenture or the Notes:

            (a) any direct or indirect declaration or payment of any dividend, or any distribution, in respect of our capital stock or to the holders thereof,

            (b) any purchase, redemption or other acquisition or retirement for value of (x) any of our capital stock or any securities convertible or exchangeable into shares of our capital stock, or (y) any options, warrants or rights to purchase or acquire shares of our capital stock,

            (c) any investment in, or payment on a guarantee of any obligation of, any Affiliate or Joint Venture Subsidiary, or

            (d) any redemption, defeasance, repurchase, retirement or other acquisition or retirement for value prior to any scheduled maturity, repayment or sinking fund payment, of our Debt which is subordinate in any respect in right of payment to the Notes, by us, any subsidiary or any Joint Venture Subsidiary;

      (iii) In the event and to the extent a transaction is permitted under the paragraph above regarding "Limitation on Debt and Preferred Stock of Subsidiaries," the amount of such transaction shall not reduce the amount available for transactions under subsections (ii)(a)-(d) above.

      (iv) The foregoing limitations do not prevent us from (a) paying a dividend on our capital stock within 60 days after the declaration thereof if, on the date when the dividend was declared, we could have paid such dividend in accordance with the provisions of the indenture or (b) refunding or refinancing any Debt otherwise permitted pursuant to the terms of the indenture described in clause (v) of the second paragraph of "Limitation on Company Debt" above. Any payment made pursuant to clause (a) or (b) of paragraph (ii) above shall be a Restricted Payment for purposes of calculating aggregate Restricted Payments. (Section 1010)

            LIMITATIONS CONCERNING DISTRIBUTIONS BY SUBSIDIARIES

      We may not, and may not permit any subsidiary to, allow any consensual encumbrance or restriction on the ability of any subsidiary:

      (i) to pay directly or indirectly dividends or make any other distributions in respect of its capital stock or pay any Debt or other obligation owed to us or to any other subsidiary;

      (ii) to make loans or advances to us or any subsidiary; or

      (iii) to transfer any of its property or assets to us other than, with certain exceptions, encumbrances or restrictions:

            (a) pursuant to any agreement in effect on August 7, 2000,

            (b) pursuant to an agreement relating to any Debt incurred by such subsidiary prior to the date on which such subsidiary was acquired by Eagle and outstanding on such date and not incurred in anticipation of becoming a subsidiary,

            (c) pursuant to customary provisions contained in any lease governing a leasehold interest of any subsidiary that do no more than restrict the subletting of the property subject to such lease or the assignment of such lease or

            (d) pursuant to an agreement effecting a renewal, refunding, refinancing or extension of Debt incurred pursuant to an agreement referred to in clause (a) or (b) above; PROVIDED, HOWEVER, that the provisions contained in such renewal, refunding, refinancing or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the original agreement. (Section 1011)

            LIMITATION ON LIENS

      We may not, and may not permit any subsidiary to, incur or permit to exist any lien upon any of our property or assets or any property or assets of any subsidiary without making, or causing such subsidiary to make, effective provision for securing the Notes. The Notes shall be secured equally and ratably with the Debt underlying the lien or, in the event such Debt is subordinate to the Notes, prior to such Debt, for so long as such Debt shall be so secured. The foregoing restrictions shall not apply to liens in respect of Debt existing on August 7, 2000 or to:

      (i) liens securing only the Notes;

      (ii) liens on property existing immediately prior to the time of the acquisition thereof (and not incurred in anticipation of such acquisition);

      (iii) liens on property of a person existing at the time such person is merged into or consolidated with us or any of our subsidiaries (and not incurred in anticipation of such merger or consolidation);

      (iv) liens to secure Debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of property used in our business and subject to such liens, PROVIDED, HOWEVER, that:

            (a) the principal amount of any Debt secured by such a lien does not exceed 100% of such purchase price or cost,

            (b) such lien does not extend to or cover any property other than such property and any such improvements and

            (c) the incurrence of such Debt is permitted by the "Limitation on Company Debt" and "Limitation on Debt and Preferred Stock of Subsidiaries" covenants described above;

      (v) liens to secure Debt incurred for the purpose of financing all or any part of the purchase price of property used in our business and subject to such liens, PROVIDED, HOWEVER, that:

            (a) the principal amount of any Debt secured by such a lien does not exceed 100% of such purchase price or cost and

            (b) such lien does not extend to or cover any property other than such property and any such improvements;

      (vi) liens for taxes or assessments or other governmental charges or levies which are being contested in good faith and for which required reserves, if any, shall have been made;

      (vii) liens to secure obligations under workmen's compensation laws or similar legislation, including liens with respect to judgments which are not currently dischargeable;

      (viii) liens incurred to secure performance bonds or other obligations of a like nature incurred in the ordinary course of business;

      (ix) materialmen's, mechanics', workmen's, repairmen's, warehousemen's, landlords', vendors' or carriers' liens created by law incurred by us or any subsidiary in good faith in the ordinary course of business, or deposits or pledges arising and continuing in the ordinary course of business to obtain the release of any such liens;

      (x) any lien created in connection with a Capital Lease Obligation that we are permitted to enter into pursuant to the terms of the indenture described in clause (iv) of the second paragraph under "Limitation on Company Debt" above;

      (xi) liens on our inventory to secure amounts used for working capital and general corporate purposes borrowed under, reimbursement obligations in respect of letters of credit issued pursuant to, and all other amounts owing under, the New Senior Secured Facility;

      (xii) any lien on property or assets to secure Debt incurred in connection with the acquisition by us or any subsidiary of such property or assets, as permitted by the indenture as described in clause (iv)(b)(5) under "Mergers, Consolidations and Certain Sales and Purchases of Assets" below;

      (xiii) liens to secure any extension, renewal or refinancing (or successive extensions, renewals or refinancings), in whole or in part, of any Debt secured by liens referred to in the foregoing clauses (i) to (xii) so long as such liens do not extend to any other property and the principal amount (or, if such Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, in an amount not greater than such lesser amount) of the Debt so secured is not increased;

      (xiv) zoning restrictions, easements, covenants, reservations and restrictions on the use of real property, or minor irregularities of title in real property, that do not in the aggregate materially detract from the value or marketability of our property or of any subsidiary or impair the use of such property in the operation of the business; and

      (xv) any lien securing Debt owing by us to one or more wholly owned subsidiaries, but only so long as such Debt is held by such subsidiaries, and any lien securing Debt owing by one or more wholly owned subsidiaries to us, but only so long as such Debt is held by us.

      In addition to the foregoing, we and our subsidiaries may incur a lien to secure any Debt, without securing the Notes equally and ratably with or prior to such Debt, if at the time of such incurrence the amount of Debt subject to liens arising after the date hereof and otherwise prohibited by the indenture does not exceed 10% of Consolidated Tangible Assets. (Section 1012) See "Certain Definitions" below.

            LIMITATION ON CERTAIN ASSET DISPOSITIONS

      We may not, and may not permit any subsidiary to sell or transfer any assets, (other than in an Asset Disposition permitted under the "Limitation on Sale and Leaseback Transactions" covenant described below) in one or more transactions by us or a subsidiary in any fiscal year that results in aggregate Net Available Proceeds in excess of $2 million unless:

      (i) We (or the subsidiary, as the case may be) receive consideration at the time of such disposition at least equal to the fair market value of the shares or assets disposed of as determined by the Board of Directors in good faith and evidenced by a resolution of the Board of Directors filed with the trustee and

      (ii) either:

            (a) the Asset Disposition is a Store Swap or

            (b) both of the following apply:

                  (x) at least 75% of the consideration for such disposition consists of cash or readily marketable cash equivalents or the assumption of our Debt or other obligations relating to such assets and release from all liability on the Debt or other obligations assumed and

                  (y) all Net Available Proceeds from such disposition and from the sale of any marketable securities received therein, less any amounts applied within 12 months of such disposition to the repayment of Debt which is PARI PASSU to the Notes or to investment in assets related to our business, are applied within 12 months of such disposition to purchase outstanding Notes pursuant to an order to Purchase at a purchase price equal to 100% of their principal amount plus accrued interest to the date of purchase; provided, however, that if the amount of Net Available Proceeds available to purchase Notes is less than $5 million, our obligation to make an Offer to Purchase may be deferred until such time as Net Available Proceeds, plus the aggregate amount of Net Available Proceeds resulting from any subsequent Asset Disposition or Asset Dispositions not otherwise used to repay Debt which is PARI PASSU to the Notes or to invest in assets related to our business, are at least equal to $5 million, at which time we shall be obligated to make such Offer to Purchase at a purchase price equal to 100% of their principal amount plus accrued interest to the date of repurchase.

      Pending application thereof in accordance with clause (ii)(b)(y) of the foregoing paragraph, we will invest such Net Available Proceeds in Qualified Investments. To the extent we use any portion of the Net Available Proceeds for any purpose other than to repay Debt which is PARI PASSU to the Notes or to invest in assets related to our business, or to repurchase the Notes, for purposes of computing Consolidated Interest Expense, we will be deemed to have incurred an interest expense equal to the Pro Forma Interest Expense as defined below under "Certain Definitions".

      The foregoing provisions will not apply to a transaction consummated in compliance with the provisions of the indenture described under "Mergers, Consolidations and Certain Sales and Purchases of Assets" below. (Section 1015)

            LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

      We may not, and may not permit any subsidiary to, enter into any Sale and Leaseback Transaction unless at least 25% of the proceeds of the Sale and Leaseback Transaction are used to pay down the Notes. (Section 1013)

            LIMITATION ON ISSUANCES OF CAPITAL STOCK OF SUBSIDIARIES

      We may not permit any subsidiary to issue shares of its capital stock or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, its capital stock to us other than to us or a wholly owned subsidiary of Eagle. (Section 1016)

            LIMITATION ON TRANSACTIONS WITH AFFILIATES

      We may not, and may not permit any subsidiary to, enter into any transaction with an Affiliate (other than between us and wholly owned subsidiaries), including any loan, advance or investment, either directly or indirectly, involving aggregate consideration in excess of $500,000, unless such transaction is, in the good faith judgment of the Board of Directors on terms no less favorable to us or such subsidiary than those that could be obtained in a comparable arm's length transaction with an entity that is not an affiliate. Any such transaction (or series of related transactions occurring within any single fiscal year which are similar or part of a common plan) that involves in excess of $1 million is further subject to the requirement that a majority of the independent members of the Board of Directors determines, in their good faith judgment as evidenced by a resolution of such members filed with the trustee, that such transaction is in our best interests or the best interests of such subsidiary. If any such transaction (or series of related transactions occurring within any single fiscal year which are similar or part of a common plan) has an aggregate value in excess of $5 million, we shall also obtain a fairness opinion from an independent banking firm of national standing with experience in appraising the terms and conditions of the type of transaction (or series of related transactions) for which a fairness opinion is required. (Section 1014)

            JOINT VENTURE SUBSIDIARY

      The restrictions of the indenture described above generally do not apply to our subsidiaries that have been designated as Joint Venture Subsidiaries. See "Certain Definitions."

            CHANGE OF CONTROL

      Upon the occurrence of a Change of Control, we will be required to make an Offer to Purchase outstanding Notes at a purchase price in cash equal to 100% of their principal amount plus accrued interest to the purchase date, subject to the consummation of the Change of Control, and such transaction and any financing or other transactions in connection therewith will be deemed to have been incurred not in violation of any covenant of the indenture (irrespective of whether such transaction or financing or other transactions would otherwise violate any covenant of the indenture). In the event we are required to repurchase the Notes, we intend to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Securities Exchange Act of 1934.

      A "Change of Control" will be deemed to have occurred in the event, after the date hereof, either

      (a) any person or persons (other than Odyssey Partners L.P. or any subsidiary of Odyssey Partners L.P.), acting together that would constitute a group (for purposes of Section 13(d) of the Securities Exchange Act of 1934, or any successor provision thereto) (a "Group"), together with any affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, or any successor provision thereto) at least 50% of our voting stock; or

      (b) any person or Group (other than Odyssey Partners L.P. or any subsidiary of Odyssey Partners L.P.), together with any affiliates thereof, shall succeed in having sufficient of its nominees elected to our Board of Directors such that such nominees, when added to any existing director remaining on the Board of Directors after such election who is an affiliate of such Group, will constitute a majority of the Board of Directors. (Section 1017)

            PROVISION OF FINANCIAL INFORMATION

      So long as any of the Notes are outstanding, we will file with the Commission and provide the trustee and Note Holders with copies of the annual and quarterly reports and other information, documents and reports specified in Sections 13 and 15(d) of the Securities Exchange Act of 1934 and, if filing such information, documents or reports by Eagle with the Commission is not permitted under the Securities Exchange Act of 1934, we will provide prospective Note Holders upon request with copies of such information, documents and reports. (Section 1018)

      MERGERS, CONSOLIDATIONS AND CERTAIN SALES AND PURCHASES OF ASSETS

      Under the indenture, we:

      (i) may not consolidate with or merge into any other person or permit any other person to consolidate with or merge into us or any subsidiary (in a transaction in which such subsidiary remains a subsidiary of Eagle);

      (ii) may not, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its properties and assets;

      (iii) may not, and may not permit any subsidiary to, directly or indirectly, acquire capital stock or other ownership interests of any other person such that such person becomes a subsidiary of and

      (iv) may not, and may not permit any subsidiary to, directly or indirectly, purchase, lease or otherwise acquire:

            (a) all or substantially all of the assets (except pursuant to a Sale and Leaseback Transaction permitted under the "Limitation on Sale and Leaseback Transactions" covenant above) or

            (b) any existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise) of any person, unless in any case:

                  (1) in a transaction in which Eagle does not survive or in which we directly or indirectly transfer, convey, sell, lease or otherwise dispose of all or substantially all of our consolidated assets, the successor company is organized under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the trustee in form satisfactory to the trustee, all of our obligations under the indenture;

                  (2) immediately before and after giving effect to such
            transaction and treating any Debt which becomes our obligation or a subsidiary's obligation as a result of such transaction as having been incurred by us or such subsidiary at the time of the transaction, no event of default or event that with the passing of time or the giving of notice, or both, would become an event of default shall have happened and be continuing;

                  (3) immediately after giving effect to such transaction, the
            Consolidated Net Worth of Eagle or the successor company is equal to or greater than our Consolidated Net Worth, immediately prior to the transaction;

                  (4) immediately after giving effect to such transaction, and treating any Debt incurred by us or any subsidiary as a result of such transaction as having been incurred at the time of such transaction, Eagle or the successor company could incur at least $1.00 of additional Debt pursuant to the provisions of the indenture described in the first paragraph under "Limitation on Company Debt" above;

                  (5) if, as a result of any such transaction, property or
            assets of Eagle or any
            subsidiary (other than property or assets that are being acquired in such acquisition) would become subject to a lien prohibited by the provisions of the indenture described under "Limitation on Liens" above, Eagle or the successor company shall have secured the Notes as required by said covenant; and

                  (6) certain other conditions are met.

      Notwithstanding the foregoing, Eagle or any subsidiary may directly or indirectly acquire the capital stock or other ownership interests of a person in a transaction in which such person becomes a subsidiary of Eagle or directly or indirectly purchase, lease or otherwise acquire (x) all or substantially all of the assets or (y) any existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise) of any person so long as:

      (i) the sum of the consideration paid for such capital stock or other ownership interests and/or properties or assets and the Debt incurred in connection therewith plus

      (ii) the sum of the aggregate amount of consideration paid for all other such acquisitions consummated during the 12-month period immediately preceding the date of such acquisition and the Debt incurred in connection therewith does not exceed 5% of our Consolidated Tangible Assets as of our latest available consolidated balance sheet prior to such acquisition.

      If, in connection with any disposition of all or substantially all of our properties and assets (whether by means of a merger, consolidation, sale of assets or otherwise), we make an Offer to Purchase outstanding Notes at a purchase price in cash equal to 100% of their principal amount, plus accrued interest to the purchase date, then such transaction and any financing or other related transactions will be deemed to have been incurred not in violation of any covenant of the indenture (irrespective of whether such transaction or financing or other transactions would otherwise violate any covenant of the indenture). (Section 801)

      CERTAIN DEFINITIONS

      Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (Section 101)

      "Asset Disposition" by any person means any transfer, conveyance, sale, lease or other disposition by such person or any of its subsidiaries (including a consolidation or merger or other sale of any such subsidiary with, into or to another person in a transaction in which such subsidiary ceases to be a subsidiary, but excluding a disposition by a subsidiary of such person to such person or a wholly owned subsidiary of such person or by such person to a wholly owned subsidiary of such person) of (i) shares of capital stock (other than directors' qualifying shares) or other ownership interests of a subsidiary of such person or owned by such person or any of its subsidiaries in a Joint Venture Subsidiary, (ii) substantially all of the assets of such person or any of its subsidiaries representing a division or line of business or (iii) other assets or rights of such person or any of its subsidiaries outside of the ordinary course of business.

      "Capital Lease Obligation" of any person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such person in accordance with generally accepted accounting principles. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

      "Consolidated Cash Flow Available for Fixed Charges" of any person means for any period the Consolidated Net Income for such period increased by the sum of (i) Consolidated Interest Expense of such person for such period, plus (ii) Consolidated Income Tax Expense of such person for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of such person for such period, plus (iv) other non-cash charges of such person for such period deducted from consolidated revenues in determining Consolidated Net Income for such period, minus (v) non-cash items of such person for such period increasing consolidated revenues in determining Consolidated Net Income for such period.

      "Consolidated Cash Flow Ratio" of any person means for any period the ratio of:

      (i) Consolidated Cash Flow Available for Fixed Charges of such person for such period to

      (ii) the sum of

            (a) Consolidated interest Expense of such person for such period, plus

            (b) the annual interest expense (including the amortization of debt discount) with respect to any Debt proposed to be incurred by such person or its subsidiaries, plus

            (c) the annual interest expense (including the amortization of debt discount) with respect to any other Debt incurred by such person or its subsidiaries since the end of such period to the extent not included in Clause (ii)(A) minus

            (d) Consolidated Interest Expense of such person to the extent included in Clause (ii)(A) with respect to any Debt that will no longer be outstanding as a result of the incurrence of the Debt proposed to be incurred;

PROVIDED, HOWEVER, that in making such computation, the Consolidated Interest Expense of such person attributable to interest on any Debt bearing a floating interest rate shall be computed on a PRO FORMA basis as if the rate in effect on the date of consumption had been the applicable rate for the entire period; and PROVIDED FURTHER that, in the event such person or its subsidiaries has made Asset Dispositions or acquisitions of assets not in the ordinary course of business (including acquisitions of other persons by merger, consolidation or purchase of capital stock) during or after such period, such computation shall be made on a PRO FORMA basis as if the Asset

Dispositions or acquisitions had taken place on the first day of such period.

      "Consolidated Income Tax Expense" of any person means for any period the consolidated provision for income taxes of such person for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

      "Consolidated Interest Expense" for any person means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of such person for such period calculated on a consolidated basis in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of):

      (i) the amortization of debt discounts;

      (ii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities;

      (iii) fees with respect to interest rate swap or similar agreement or foreign currency hedge, exchange or similar agreements; and

      (iv) the portion of any rental obligation in respect of Capital Lease Obligations allocable to interest expense in accordance with generally accepted accounting principles.

      "Consolidated Net Income" of any person means for any period the consolidated net income (or loss) of such person for such period determined in accordance with generally accepted accounting principles; PROVIDED that there shall be excluded therefrom:

      (i) the net income (or loss) of any person acquired by such person or a subsidiary of such person in a pooling-of-interests transaction for any period prior to the date of such transaction,

      (ii) the net income (but not net loss) of any subsidiary of such person which is subject to restrictions which prevent the payment of dividends or the making of distributions to such person to the extent of such restrictions,

      (iii) the net income (or loss) of any person that is not a subsidiary of such person except to the extent of the amount of dividends or other distributions actually paid to such person by such other person during such period,

      (iv) gains or losses on Asset Dispositions by such person or its subsidiaries (except gains on Asset Dispositions relating to a Joint Venture subsidiary, including the sale or other disposition of all or a portion of the capital stock of a Joint Venture Subsidiary, to the extent of the amount of cash dividends or other cash distributions in respect of its capital stock relating to the sale of the property or assets or capital stock of such Joint Venture Subsidiary that are actually paid to, and received by, such person during such period out of funds legally available therefor),

      (v) all extraordinary gains and extraordinary losses and

      (vi) the cumulative effect of changes in accounting principles in the year of adoption of such change.

      "Consolidated Net Worth" of any person means the consolidated shareholders' equity of such person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to redeemable stock of such person; PROVIDED that, with respect to Eagle, adjustments following August 7, 2000 to Eagle's accounting books and records in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of Eagle by another person shall not be given effect to.

      "Consolidated Tangible Assets" of any person means the sum of the Tangible Assets of such person after eliminating inter-company items, determined on a consolidated basis in accordance with generally accepted accounting principles, including appropriate deductions for any minority interest in Tangible Assets of such person's subsidiaries; PROVIDED, HOWEVER, that, with respect to Eagle, adjustments following August 7, 2000 to Eagle's accounting books and records in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of Eagle by another person shall not be given effect to.

      "Consolidated Tangible Net Worth" of a person other than Eagle any means the consolidated shareholders' equity of such person and its consolidated subsidiaries, as determined in accordance with generally accepted accounting principles, less the net book value as shown by the accounting books and records of such person and its consolidated subsidiaries of:

      (i) all its licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expense and other like intangibles,

      (ii) unamortized debt discount and expense and

      (iii) any investment by such person and its consolidated subsidiaries in Eagle.

      "Debt" means (without duplication), with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent:

      (i) every obligation of such person for money borrowed,

      (ii) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

      (iii) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person,

      (iv) every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or are being contested in good faith),

      (v) every Capital Lease Obligation of such person,

      (vi) the maximum fixed redemption or repurchase price of redeemable stock of such person at the time of determination,

      (vii) every net obligation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such person and

      (viii) every obligation of the type referred to in clauses (i) through
(vii) of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise.

      "Disqualified Stock" of any person means any capital stock of such person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of Eagle, any of its subsidiaries or the holder thereof, in whole or in part, on or prior to the final stated maturity of the Notes.

      "Joint Venture Subsidiary" means:

      (i) any corporation:

            (a) which would be a subsidiary but for its designation as a Joint Venture Subsidiary by Eagle's Board of Directors at or before the time of determination as provided below and

            (b) in which any person other than Eagle or any of its affiliates which, in the unanimous determination of the independent members of the Board of Directors evidenced by a board resolution has a significant joint or shared equity interest with Eagle or any of its subsidiaries and which is created in connection with the purchase of properties and assets used in Eagle's business, and

      (ii) any subsidiary of a Joint Venture Subsidiary.

      The Board of Directors may designate any subsidiary (including any newly acquired or newly formed subsidiary) which satisfies the requirements of clause
(i)(b) above to be a Joint Venture Subsidiary unless such subsidiary owns any capital stock of or owns or holds any lien on any of Eagle's property or assets or of any other subsidiary which is not a subsidiary of the subsidiary to be so designated, PROVIDED that immediately after giving PRO FORMA effect to such designation (i) the Consolidated Cash Flow Ratio would be greater than 2 to 1 and (ii) there would not exist any event of default or event that with the passing of time or the giving of notice, or both, would become an event of default under the indenture. The Board of Directors may designate any Joint Venture Subsidiary to be a subsidiary, PROVIDED that, immediately after giving PRO FORMA effect to such designation,
(i) the Consolidated Cash Flow Ratio would be greater than 2 to 1 and (ii) there would not exist any event of default or event that with the passing of time or the giving of notice, or both, would become an event of default under the indenture.

      "Net Available Proceeds" from any Asset Disposition by any person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom by such person, net of:

      (i) all legal title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition,

      (ii) reasonable fees and expenses (including brokerage commissions) incurred by such person in connection with such Asset Disposition,

      (iii) all payments made by such person or its subsidiaries on any Debt which is secured by such assets in accordance with the terms of any lien (or agreement creating such lien) upon or with respect to such assets or which must by the terms of such lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition,

      (iv) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities,

      (v) appropriate amounts to be provided by such person or any subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such person or any subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition,

      (vi) all distributions and other payments made to minority interest holders in subsidiaries of such person or joint ventures as a result of such Asset Disposition and

      (vii) in connection with any sale of our Westville, Indiana distribution facility, any payment made by Eagle after August 7, 2000 for the purchase of the lease existing on August 7, 2000 and covering such facility.

      "New Senior Secured Facility" means the Amended and Restated Loan and Security Agreement, dated as of August 7, 2000 between Eagle and Congress Financial Corporation

(Central), as such may be amended, modified, supplemented, replaced, renewed, extended, refinanced, refunded or restated from time to time; PROVIDED, that no such amendment, modification, supplement, replacement, renewal, extension, restatement, refinancing or refunding shall constitute a "Revolving Credit Facility" if it allows loans, letters of credit and other principal amounts outstanding at any time in excess of $50 million in the aggregate or if it is secured by any property or assets other than inventory and the proceeds thereof and PROVIDED FURTHER that in no event shall the aggregate principal amount of Debt outstanding under the New Senior Secured Facility, together with any refinancing or refunding of any such Debt, exceed $50 million.

      "Offer to Purchase" means a written offer (the "Offer") sent by Eagle by first class mail, postage prepaid, to each Note Holder at his or her address appearing in the note register on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days nor more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five business days after the Expiration Date. Eagle shall notify the trustee at least 15 business days (or such shorter period as is acceptable to the trustee) prior to the mailing of the Offer of Eagle's obligation to make an Offer to Purchase, and the Offer shall be mailed by Eagle or, at Eagle's request, by the trustee in the name and at Eagle's expense. The Offer shall contain all instructions and materials necessary to enable such Note Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

      (i) the section of the indenture pursuant to which the Offer to Purchase is being made;

      (ii)  the Expiration Date and the Purchase Date;

      (iii) the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the Section hereof requiring the Offer to Purchase) (the "Purchase Amount");

      (iv) the purchase price to be paid for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the indenture) (the "Purchase Price");

      (v) that the Note Holder may tender all or any portion of the Notes registered in the name of such Note Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1.00 principal amount;

      (vi) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

      (vii) that interest on any Note not tendered or tendered but not purchased pursuant to the Offer to Purchase will continue to accrue;

      (viii) that on the Purchase Date the Purchase Price will become due end payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

      (ix) that each Note holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Notes at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if Eagle or the trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to Eagle and the trustee duly executed by, the Note Holder or his or her attorney duly authorized in writing);

      (x) that Note Holders will be entitled to withdraw all or any portion of Notes tendered if Eagle (or its paying agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Note Holder, the principal amount of the Note tendered, the certificate number of the Note tendered and a statement that such Note Holder is withdrawing all or a portion of his or her tender;

      (xi) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, Eagle shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, Eagle shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1.00 or integral multiples thereof shall be purchased); and

      (xii) that in the case of any Note Holder whose Note is purchased only in part, Eagle shall execute, and the trustee shall authenticate and deliver to such Note Holder without service charge, a new Note or Notes, of any authorized denomination as requested by such Note Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

      Any Offer to Purchase shall be governed by and effected in accordance with the terms of the Offer contained in such Offer to Purchase.

      "Pro Forma Interest Expense" means, for any period the PRO FORMA amount of interest, determined on the basis of the interest rate payable on the Notes, that would be payable for such period on a principal amount equal to the aggregate amount of the Net Available Proceeds that, within 12 months of the receipt thereof, have not been used to repay Debt which is PARI PASSU to the Notes, to invest in assets related to Eagle's business or to repurchase Notes.

      "Qualified Investment" means the following kinds of instruments if, on the date of purchase or other acquisition of any such instrument by Eagle or any subsidiary, the remaining term to maturity thereof is not more than one year:

       (i) obligations issued or unconditionally guaranteed as to principal and interest by the United States or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States;

      (ii) obligations (including, but not limited to, demand or time deposits, bankers' acceptances and certificates of deposit) issued by

            (a) a depository institution or trust company incorporated under the laws of the United States, any state thereof or the District of Columbia,

            (b) a U.S. branch office or agency of any foreign depository institution or

            (c) wholly owned subsidiaries of any U.S. depository institution guaranteed by such U.S. bank or depository, PROVIDED that such U.S. bank, trust company or U.S. branch office or agency has, at the time of Eagle's or any subsidiary's investment therein, or contractual commitment providing for such investment, capital, surplus or undivided profits (as of the date of such institution's most recently published financial statements) in excess of $100 million and the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a person or entity other than such institution) of such institution, at the time of Eagle's or such subsidiary's investment therein or contractual commitment providing for such investment, is rated at least A by Standard & Poor's Corporation or A3 by Moody's Investors Service, Inc.; and

      (iii) debt obligations (including, but not limited to, commercial paper and medium-term notes) issued or unconditionally guaranteed as to principal and interest by any corporation, state or municipal government or agency or instrumentality thereof, or foreign sovereignty if the commercial paper of such corporation, state or municipal government or foreign sovereignty has, at the time of Eagle's or any subsidiary's investment therein or contractual commitment providing for such investment, credit ratings of A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc., or the debt obligations of such corporation, state or municipal government or foreign sovereignty, at the time of Eagle's or such subsidiary's investment therein or contractual commitment providing for such investment, have credit ratings of at least A by Standard & Poor's Corporation or A3 by Moody's Investors Service, Inc.

      "Sale and Leaseback Transaction" of any person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such person of any property or asset of such person which has been or is being sold or transferred by such person after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

      "Store Swap" means any Asset Disposition by Eagle or a Subsidiary pursuant to which (i) Eagle or such subsidiary exchanges (a) title to property and assets used in the business for (b) title to the property and assets of another person of substantially equivalent fair market value located within 150 miles of Milan, Illinois, for use in the business and (ii) Eagle or such subsidiary, on the one hand, or such person, on the other hand, pays no cash to the other person in connection with such Store Swap except to the extent necessary to offset any difference between the fair market value of the respective properties and assets being exchanged.

      "Tangible Assets" of any person means, at any date, the gross book value as shown by the accounting books and records of such person of all its property, both real and personal, less:

      (i) the net book value of all its licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expenses and other like intangibles,

      (ii) unamortized Debt discount and expense,

      (iii) all reserves for depreciation, obsolescence, depletion and amortization of its properties and

      (iv) all other proper reserves which in accordance with generally accepted accounting principles should be provided in connection with the business conducted by such person.

      Notwithstanding the above, with respect to Eagle and its consolidated subsidiaries, adjustments following August 7, 2000 to the accounting books and records of Eagle and its consolidated subsidiaries in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of Eagle by another person shall not be given effect.

            EVENTS OF DEFAULT

      The following are Events of Default under the indenture:

      (i) failure to pay principal of (or premium, if any, on) any Note when due;

      (ii) failure to pay any interest on any Note when due, continued for 30 days;

      (iii) default in the payment of principal and interest on Notes required to be repurchased pursuant to an Offer to Purchase as described under "Limitation on Certain Asset Dispositions," "Change of Control" and "Mergers, Consolidations and Certain Sales and Purchases of Assets" when due and payable;

      (iv) failure to perform or comply with the provisions described under "Mergers, Consolidations and Certain Sales and Purchases of Assets;"

      (v) our failure to perform any other covenant or agreement under the indenture or the Notes continued for 30 days after written notice to us by the trustee or holders of at least 25% in aggregate principal amount of outstanding Notes;

      (vi) default under the terms of any instrument evidencing or securing Debt for money borrowed by Eagle or any subsidiary having an outstanding principal amount (or, if such Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, in an amount not greater than such lesser amount) of at least $3 million, individually or in the aggregate:

            (a) which results from a failure to pay any portion of principal of such Debt when due or

            (b) which results in such Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable;

      (vii) the rendering of a final judgment or judgments against Eagle or any subsidiary in an amount in excess of $1 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; and

      (viii) certain events of bankruptcy, insolvency or reorganization affecting Eagle or any subsidiary (and, in the case of an involuntary proceeding, the continuance of any decree or order of relief issued in connection with such involuntary proceeding and unstayed and in effect for 60 consecutive days). (Section 501)

      Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the Note Holders, unless such Note Holders shall have offered to the trustee reasonable security or indemnity. (Section 603) Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. (Section 512)

      If an event of default (other than an event of default described in clause
(viii) above) shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may accelerate the maturity of all Notes; PROVIDED, HOWEVER, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. If an event of default specified in clause
(viii) above occurs, the outstanding Notes will IPSO FACTO become immediately due and payable without any declaration or other act on the part of the trustee or any Holder. (Section 502) For information as to waiver of defaults, see "Modification and Waiver."

      No Note Holder has any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless such Note Holder shall have previously given to the trustee written notice of a continuing event of default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a Note Holder for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note. (Section 508)

      We are required to furnish to the trustee annually a statement as to the performance of certain of our obligations under the indenture and as to any default in such performance. (Section 1019)

      GOVERNING LAW

      The indenture and the Notes are governed by the laws of the State of New York.

      MODIFICATION AND WAIVER

      Modifications and amendments of the indenture may be made by Eagle and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of each Note Holder affected thereby:

      (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note,

      (ii) reduce the principal amount of, or the premium or interest on, any Note,

      (iii) change the place or currency of payment of principal of, or premium or interest on, any Note,

      (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Note,

      (v) reduce the above-stated percentage of outstanding Notes necessary to modify or amend the indenture,

      (vi) reduce the percentage of aggregate principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults,

      (vii) modify any provisions of the indenture relating to the modification and amendment of the indenture or the waiver of past defaults or covenants, except as otherwise specified, or

      (viii) following the mailing of any Offer to Purchase, modify any Offer to Purchase for the Notes required under the "Limitation on Certain Asset Dispositions," "Change of Control" and "Mergers, Consolidations and Certain Sales and Purchases of Assets" covenants contained in the indenture in a manner materially adverse to the holders of such Notes. (Section 902)

      The holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all Note Holders, may waive our compliance with certain restrictive provisions of the indenture. (Section 1021) Subject to certain rights of the trustee, as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all Note Holders, may waive any past default under the indenture, except a default in the payment of principal, premium or interest or a default arising from a Change of Control. (Section 513)

      DEFEASANCE

      The indenture provides that, if applicable, we will be discharged from any and all obligations in respect of then outstanding Notes, other than the obligation to duly and punctually pay the principal of, and premium and interest on, the Notes in accordance with the terms of the Notes and the indenture, upon irrevocable deposit with the trustee, in trust, of money and for U.S.
government obligations which will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest if any, on the outstanding Notes. Such trust may only be established if, among other things:

      (i) we have received an opinion of counsel confirming that the Note Holders will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have bean the case if such deposit, defeasance and discharge had not occurred;

      (ii) no event of default or event that with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred or be continuing; and

      (iii) certain other customary conditions precedent are satisfied. (Article Twelve)

      THE TRUSTEE

      The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. (Section 601)

      The indenture and provisions of the Trust indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of Eagle, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any affiliate, PROVIDED, HOWEVER, that if it acquires any conflicting interest (as defined in the indenture or in the Trust indenture Act of 1939, as amended), it must eliminate such conflict or resign. (Section 608)

EXPERTS

      The financial statements incorporated in this prospectus by reference from Eagle Food Centers, Inc.'s (the "Company") Annual Report on Form 10-K for the year ended January 29, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report indicates that the uncertainty of the Company about if or when it will emerge from Chapter 11 Bankruptcy raised substantial doubt about the Company's ability to continue as a going concern and that the Company changed its method of accounting for goodwill), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

COMMISSION POSITION ON INDEMNIFICATION

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                   PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses payable by us in connection with the issuance and distribution of the common stock and Notes registered hereby. All of such fees and expenses are estimates, except the Securities Act registration fee.


      Securities Act Registration Fee                        $25,662
      Printing and duplicating fees                          $10,000
      Legal fees and expenses                                $10,000
      Accounting fees and expenses                            $3,000
      Miscellaneous expenses                                  $5,000
             *Total                                          $53,662


      *The expenses listed above do not include fees paid to Jefferies & Co., Inc. ("Jefferies"). Jefferies was engaged prior to the filing of the bankruptcy Petition as a financial advisor to Eagle. Pursuant to an engagement letter, Jefferies earned a prepetition fee of $1.3 million which was paid pursuant to the Plan. Also not included are legal fees and other expenses incurred in the course of the bankruptcy.

      *None of the expenses listed above will be borne by the Note Holders.

Item 15.  Indemnification of Directors and Officers

Our Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law. In addition, our amended and restated certificate of incorporation contains provisions to indemnify Eagle directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

ITEM 16.  EXHIBITS

2.1 First Amended Organization Plan of Eagle Food Centers, Inc. filed under Chapter 11 of the Bankruptcy Code, dated May 13, 1999 (incorporated by reference to Exhibit 2.1 to Eagle's Form 8-K filed on July 24, 2000).

2.2 Disclosure Statement with Respect to First Amended Reorganization Plan of Eagle Food Centers, Inc. (incorporated by reference to Exhibit 99.1 to Eagle's Form 8-K filed on July 24, 2000)

3.1 Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Eagle's Form 8-K filed on July 24, 2000).

3.2 Restated Bylaws (incorporated by reference to Exhibit 3.2 to Eagle's Form 8-K filed on July 24, 2000).

4.1 Indenture between Eagle and U.S. Bank Trust National Association, as Trustee, governing the 11% Senior Notes (incorporated by reference to Exhibit 4.1 to Eagle's Form 8-K filed on August 17, 2000).

4.2   Form of 11% Senior Notes (included in Exhibit A to Exhibit 4.1 above).

10.1 Escrow Agreement between Eagle and U.S. Bank Trust National Association (incorporated by reference to Exhibit 4.1 to Eagle's Form 8-K filed on August 17, 2000).

10.2 Senior Secured Credit Facility with Congress Financial Corporation (incorporated by reference to Exhibit 10.2 to Eagle's Form 8-K filed on August 17, 2000).

12.1  Computation of earnings to combined fixed charges

23.2  Independent Auditors' Consent

24.1  Power of Attorney (included on signature page hereto)

99.1 Findings of Fact, Conclusions of Law, and Order Under 11 U.S.C. Sections 1129 (a) and (b) and Fed. R. Bankr. P. 3020 Confirming First Amended Reorganization Plan of Eagle Food Centers, Inc. (incorporated by reference to Exhibit 99.2 to Eagle's Form 8-K filed on July 24, 2000).

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of these securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Milan, State of Illinois on October 2, 2000.

                                          EAGLE FOOD CENTERS, INC.
                                          (Registrant)

                                          By: /s/ S. Patric Plumley
                                              ---------------------------------
                                          S. Patric Plumley
                                          Senior Vice President-
                                          Chief Financial Officer and Secretary

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



POWER OF ATTORNEY

      The undersigned hereby constitutes and appoints S. Patric Plumley and Jeffrey L. Little as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all capacities, to sign on his behalf the Registration Statement on Form S-3 in connection with the sale by Eagle Food Centers, Inc. of offered securities, and to execute any amendments thereto (including post-effective amendments) or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, jointly and severally, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

Signature                      Title                 Date

                               President, Chief
/s/ Jeffrey L. Little          Executive Officer     October 2, 2000
--------------------------     and Director          -------------------------
Jeffrey L. Little              (Principal Executive
                               Officer)

                               Senior Vice
/s/ S. Patric Plumley          President, Secretary  October 2, 2000
--------------------------     and Chief Financial   -------------------------
S. Patric Plumley              Officer (Principal
                               Financial and
                               Accounting Officer)
                               and Director


/s/ Robert J. Kelly            Chairman of the       October 2, 2000
--------------------------     Board and Director    -------------------------
Robert J. Kelly


/s/ Peter S. Forman            Director              October 2, 2000
--------------------------                           --------------------------
Peter B. Foreman


/s/ William J. Snyder          Director              October 2, 2000
--------------------------                           --------------------------
William J. Snyder

                         INDEX TO EXHIBITS


2.1             First Amended Organization Plan of Eagle Food Centers, Inc.
                filed under Chapter 11 of the Bankruptcy Code, dated May 13, 1999, as amended (incorporated by reference to Exhibit 2.1 to Eagle's Form 8-K filed on July 24, 2000 and Exhibit 2.1 to Eagle's Form 8-K filed on August 16, 2000).

2.2 Disclosure Statement with Respect to First Amended Reorganization Plan of Eagle Food Centers, Inc. (incorporated by reference to Exhibit 99.1 to Eagle's Form 8-K filed on July 24, 2000)

3.1             Amended and Restated Certificate of Incorporation
                (incorporated by reference to Exhibit 3.1 to Eagle's Form 8-K filed on July 24, 2000).

3.2 Restated Bylaws (incorporated by reference to Exhibit 3.2 to Eagle's Form 8-K filed on July 24, 2000).

4.1 Indenture between Eagle and U.S. Bank Trust National Association, as Trustee, governing the 11% Senior Notes (incorporated by reference to Exhibit 4.1 to Eagle's Form 8-K filed on August 17, 2000).

4.2             Form of 11% Senior Notes (included in section 202 of Exhibit
                4.1 above).

10.1 Escrow Agreement between Eagle and U.S. Bank Trust National Association (incorporated by reference to Exhibit 10.1 to Eagle's Form 8-K filed on August 17, 2000).

10.2 Senior Secured Credit Facility with Congress Financial Corporation (incorporated by reference to Exhibit 10.2 to Eagle's Form 8-K filed on August 17, 2000).

12.1            Computation of earnings to combined fixed charges

23.2            Independent Auditors' Consent

24.1            Power of Attorney (included on signature page hereto)

99.1 Findings of Fact, Conclusions of Law, and Order Under 11 U.S.C. Sections 1129 (a) and (b) and Fed. R. Bankr. P. 3020 Confirming First Amended Reorganization Plan of Eagle Food Centers, Inc. (incorporated by reference to Exhibit 99.2 to Eagle's Form 8-K filed on July 24, 2000).